EXHIBIT 99.1

For Immediate Release:

HOME FEDERAL BANCORP, INC. OF LOUISIANA REPORTS NET EARNINGS FOR
THE QUARTER ENDED SEPTEMBER 30, 2009

Shreveport, Louisiana – November 4, 2009 - Home Federal Bancorp, Inc. of Louisiana (the “Company”) (OTCBB: HFBL), the “mid-tier” holding company of Home Federal Bank (the “Bank”), reported net earnings for the three months ended September 30, 2009 of $252,000 as compared to $109,000 for the three months ended September 30, 2008.  Earnings per diluted share were $0.08 for the first quarter ended September 30, 2009, compared to $0.03 per diluted share for the quarter ended September 30, 2008.

The increase in net earnings for the three months ended September 30, 2009 compared to the same period in 2008 was primarily due to a $411,000, or 47.2%, increase in net interest income. This was partially offset by a $205,000, or 27.4%, increase in non-interest expense and a $74,000, or 132.1%, increase in income taxes for the quarter ended September 30, 2009, compared to the same period in 2008.  The increase in net interest income was primarily due to an increase in interest income and fees from higher loan originations as a result of the hiring of additional loan officers since 2008, and a decrease in the Company’s cost of funds for the September 30, 2009 quarter compared to the prior year period.  The increase in non-interest expense was primarily due to an increase in compensation and benefits expense and other expenses associated with the Company’s growth, including the hiring of officers in connection with the commencement of commercial lending activities and the expansion and improvement of our Company offices.

At September 30, 2009, the Company reported total assets of $161.7 million, an increase of $7.0 million, or 4.5%, compared to total assets of $154.7 million at June 30, 2009.  The increase in total assets was due to an increase in loans receivable of $15.0 million, or 31.1%, reflecting an increase in commercial lending during the quarter ended September 30, 2009.  This increase was partially offset by decreases in investment securities of $4.2 million, or 4.5%, and cash and cash equivalents of $4.0 million, or 39.5%.  Total liabilities at September 30, 2009 were $129.5 million, an increase of $6.0 million, or 4.9%, compared to total liabilities of $123.5 million at June 30, 2009.  The increase in total liabilities was due to an increase in deposits of $3.5 million, or 4.0%, an increase in advances from the Federal Home Loan Bank of Dallas of $2.0 million, or 5.6%, and an increase in other liabilities of $505,000, or 38.5%.  These increases were primarily associated with the Company’s commercial lending growth.

Stockholders' equity increased $1.0 million to $32.3 million, or 19.9% of total assets at September 30, 2009, compared to $31.3 million, or 20.2% of total assets at June 30, 2009.  The increase in stockholders’ equity was due primarily to the change in the Company’s accumulated other comprehensive income, increasing from a balance of $439,000 at June 30, 2009 to a balance of $1.3 million at September 30, 2009, and net income of $252,000 for the quarter ended September 30, 2009.  These increases were partially offset by the acquisition of treasury stock of $195,000 and the payment of dividends of $74,000 during the September 30, 2009 quarter.

Home Federal Bancorp, Inc. of Louisiana is the mid-tier thrift holding company for Home Federal Bank which conducts business from its main office and two branch offices in northwest Louisiana.  The Company's Internet address is http://www. homefederalbancorp.com.

This news release contains certain forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for Home Federal Bancorp, Inc. of Louisiana.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors – many of which are beyond the Company’s control – could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company’s reports filed from time-to-time with the Securities and Exchange Commission, describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company’s business and operations. Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes. Investors are encouraged to access the Company’s periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.homefederalbancorp.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.

Home Federal Bancorp, Inc. of Louisiana
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)
ASSETS	September 30, 2009	June 30, 2009
	(Unaudited)
Cash and cash equivalents	$6,051	$10,007
Investment securities	90,593	94,831
Loans receivable	63,219	48,226
Other assets	1,862	1,702

Total assets	$161,725	$154,766

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$89,617	$86,146
Advances from the Federal Home Loan Bank of Dallas	38,030	35,997
Other liabilities	1,818	1,313

Total liabilities	129,465	123,456

Stockholders’ equity	32,260	31,310

Total liabilities and stockholders’ equity	$161,725	$154,766

Home Federal Bancorp, Inc. of Louisiana
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share data)

	Three months ended September 30,
	2009	2008
	(Unaudited)
Total interest income	$2,190	$ 1,850
Total interest expense	909	980
Net interest income	1,281	870
Provision for loan losses	-	-
Net interest income after provision for loan losses	1,281	870
Non-interest income	54	43
Non-interest expense	953	748
Income before income taxes	382	165
Income taxes	130	56

NET INCOME	$252	$ 109

EARNINGS PER SHARE
Basic	$0.08	$ 0.03
Diluted	$0.08	$ 0.03

CONTACT:
Daniel R. Herndon, Chief Executive Officer
Clyde D. Patterson, Executive Vice President
Home Federal Bancorp, Inc. of Louisiana
(318) 222-1145